Exhibit 99.1

AT THE COMPANY	AT CAMERON ASSOCIATES
James M. Lindstrom – Chief Financial Officer	Alison Ziegler 212/554-5469
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Reports 2014 Results

Fourth Quarter and Fiscal Year 2014 Highlights:

●	Completed acquisition of Matrix Medical Network
●	Fourth quarter revenues of $453.6 million
●	Full year 2014 revenues of $1.5 billion
●	Fourth quarter Adjusted EBITDA (non-GAAP) of $27.5 million
●	Full year 2014 Adjusted EBITDA (non-GAAP) of $84.0 million

TUCSON, ARIZONA – March 16, 2015 -- The Providence Service Corporation (Nasdaq: PRSC) today announced its financial results for the fourth quarter and year ended December 31, 2014. Included in the results are the acquired operations of Ingeus and Matrix Medical Network from May 31, 2014 and October 24, 2014, respectively.

Fourth Quarter 2014 Results

For the fourth quarter of 2014, the Company reported consolidated revenue of $453.6 million, an increase of 63.8% from $276.8 million in the comparable period of 2013. This included $117.6 million of revenue contributed by Ingeus and Matrix. Excluding this revenue from acquired businesses, consolidated revenue was $336.0 million, an increase of 21.4% from the year ago period.

General and administrative (G&A) expense as a percentage of revenue decreased to 1.9% in the fourth quarter of 2014 from 4.5% in fourth quarter of 2013. Fourth quarter 2014 G&A benefited from a $16.3 million reversal in the fair value of contingent consideration payable to the sellers of certain of our acquisitions and included $6.8 million in acquisition and financing costs.

Fourth quarter 2014 results also included a $6.9 million asset impairment charge, a $1.5 million expense related to the amortization of the fair value of restricted stock awards issued in connection with the acquisition of Ingeus, $1.0 million related to integration and restructuring charges, and $4.5 million of financing fees related to the bridge financing commitment that were deferred and recognized in interest expense.

Adjusted EBITDA (non-GAAP) for the fourth quarter of 2014 was $27.5 million compared to $11.1 million in the same period last year. A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below.

The Company reported net income of $7.1 million, or $0.45 per diluted share, in the fourth quarter of 2014 compared to net income of $3.4 million, or $0.24 per diluted share, in the prior year period.

Full-Year 2014 Results

For the full year of 2014, the Company reported consolidated revenue of $1.5 billion, an increase of 31.9% from $1.1 billion in 2013. This included $222.6 million of revenue contributed by Ingeus and Matrix. Excluding this revenue from acquired businesses, consolidated revenue was $1.3 billion, an increase of 12.1% from the year ago period.

General and administrative expense as a percentage of revenue remained constant at 4.3% in 2014 and 2013. 2014 G&A was positively impacted by a $16.3 million reversal in the fair value of contingent consideration payable to the sellers of certain of our acquisitions and included $14.8 million in acquisition and financing costs.

2014 results also included a $6.9 million asset impairment charge, a $3.4 million expense related to the amortization of the fair value of restricted stock awards issued in connection with the acquisition of Ingeus, $2.8 million related to integration and restructuring charges, and $4.5 million of financing fees related to the bridge financing commitment that were deferred and recognized in interest expense.

Adjusted EBITDA (non-GAAP) for 2014 was $84.0 million, an increase of 51.9% from $55.3 million last year. A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below.

Net income was $20.3 million, or $1.35 per diluted share, in 2014, compared to $19.4 million, or $1.41 per diluted share, in 2013.

Warren Rustand, Chief Executive Officer, stated, “With solid organic growth and profitability, and the completion of two significant strategic acquisitions in 2014, we have assembled a portfolio of businesses that span the healthcare and social service continuum and diversify our profit stream. In 2015, we expect to focus on disciplined growth, providing unique solutions to our clients and increasing our investment in our verticals in order to pursue our goal of creating long term intrinsic value for our shareholders. More specifically, in 2015 we will be increasing capital expenditures to $35 to $45 million, led by investments in the scalable areas of our businesses, in order to drive top line growth and operational efficiency. Finally, we also intend to invest significant capital in Ingeus in order to support the standing up of new contracts that we expect to create long term value for our shareholders.”

Segment Results

For analysis purposes, net sales, costs of services and operating income on a comparable basis are provided for Providence’s four segments for the three month and twelve month periods ended December 31, 2014, or alternatively for the periods that Providence owned the segment. All segment results include an allocation of Providence Service Corporation corporate overhead costs. As a result, the operating income of all segments is impacted by increases in general and administrative expenses due to acquisition, financing, integration, and restructuring related costs that are recorded at corporate.

Non-emergency Transportation (NET) Services

Revenue from Providence’s NET Services segment increased 30.3% to $243.9 million in the fourth quarter from $187.2 million in the prior year period. NET Services expenses were $222.3 million in the fourth quarter, or 91.2% of NET Services revenue compared to expenses of $173.8 million or 92.8% of NET Services revenue in the fourth quarter of 2013. NET Services operating income increased 85.2% to $14.3 million in the fourth quarter from $7.7 million in the prior year period. NET Services operating income in the fourth quarter included the allocation from corporate of approximately $1.4 million in acquisition, financing, integration, and restructuring costs.

NET Services revenue grew 14.8% to $884.3 million in 2014 from $770.2 million in the prior year. NET Services expenses were $800.2 million in 2014, or 90.5% of NET Services revenue, compared to $710.4 million, or 92.2% of NET Services revenue, in 2013 due primarily to lower utilization of transportation services than historical trends. NET Services operating income increased 49.5% to $56.8 million in 2014 from $38.0 million in 2013. NET Services operating income for the year was burdened by the allocation from corporate of approximately $3.7 million in acquisition, financing, integration, and restructuring costs.

NET Services revenue was favorably impacted by new contracts and expansion in certain markets, while the cost of transportation as a percentage of non-emergency transportation services revenue decreased due primarily to lower utilization of transportation services than historical trends.

Human Services

Revenue from the Human Services segment increased 2.8% to $92.1 million from $89.6 million in the fourth quarter of 2013. Client service expense was $83.9 million in the fourth quarter of 2014, or 91.1% of Human Services revenue, compared to $80.9 million, or 90.3% of revenue in 2013. Human Services operating loss was $8.5 million in the fourth quarter compared to a loss of $1.6 million in the prior year period. Human Services operating loss in the fourth quarter included the allocation from corporate of approximately $2.7 million in acquisition, financing, integration, and restructuring costs as well as an asset impairment charge of $6.9 million.

Human Services revenue increased 6.2% to $374.2 million in 2014 from $352.4 million in 2013. Client service expense was $343.3 million in 2014, or 91.7% of Human Services revenue compared $309.6 million, or 87.9% of revenue in 2013. Human Services operating income decreased to a loss of $19.6 million in 2014 from income of $0.6 million in 2013. Human Services operating loss for the year included the allocation from corporate of approximately $7.7 million in acquisition, financing, integration, and restructuring costs as well as an asset impairment charge of $6.9 million. In addition, Human Services results for the year were negatively impacted by litigation charges of $1.4 million related to our Nevada operations. This litigation charge has not been included as an adjustment in our presentation of Adjusted EBITDA.

Our Human Services revenue benefited from new and expanded contracts, including the Texas foster care contract that began in 2013, as well as two small tuck-in acquisitions. Higher than expected expenses in our Texas foster care contract, which contributed to $3.8 million of losses in operating income in 2014, led us to exit this contract in 2014.

Workforce Development (WD) Services

WD Services revenue was $74.3 million in the fourth quarter and relates entirely to the Ingeus business that was acquired May 30, 2014. WD Service expense was $69.0 million in the quarter, or 92.9% of WD revenue. WD Services operating income was $10.0 million in the fourth quarter of 2014 and included a $1.5 million expense related to the amortization of the fair value of restricted stock awards issued in connection with the acquisition of Ingeus. WD Services operating income for the quarter also included the allocation from corporate of approximately $1.5 million in acquisition, financing, integration, and restructuring costs as well as a benefit of $16.1 million related to the reduction in contingent consideration liabilities.

WD Services revenue was $179.3 million for 2014. WD Services expense was $160.2 million in 2014, or 89.3% of WD revenue. WD Services operating income was $6.0 million in 2014 and included a $3.4 million expense related to the amortization of the fair value of restricted stock awards issued in connection with the acquisition of Ingeus. WD Services operating income for the year also included the allocation from corporate of approximately $4.0 million in acquisition, financing, integration, and restructuring costs as well as a benefit of $16.1 million related to the reduction in contingent consideration liabilities. Our WD Services operating results fluctuate from period to period based upon contract milestones and start-up costs associated with new contracts.

Health Assessment (HA) Services

HA Services revenue, primarily derived from providing comprehensive health assessments, was $43.3 million for the fourth quarter and full year period and was comprised of revenue from Matrix, acquired on October 23, 2014. HA Service expense was $35.2 million, or 81.2% of HA Services revenue. HA Services operating loss was $0.9 million in the fourth quarter and full year of 2014. HA Services operating loss in the fourth quarter and full year included the allocation from corporate of approximately $2.2 million in acquisition, financing, integration, and restructuring costs.

Goodwill Impairment and Changes in Acquisition Related Fair Value Measurements

In conjunction with our annual review of goodwill impairment as of December 31, 2014, we performed an impairment analysis and determined that goodwill was impaired for two of our Human Services segment reporting units. The goodwill impairment in the Maple Star reporting unit was attributable to declines in forecasted referrals, leading to a decline in projected future cash flows of the entity. We recorded an impairment charge of $3.8 million related to the Maple Star reporting unit. The impairment for the second reporting unit was attributable to lower than expected performance during 2014 in the Providence of Idaho reporting unit, as well as lower than expected projections in future years. An impairment charge of $2.8 million was recorded related to the Providence of Idaho reporting unit.

The Company periodically reviews the fair value measurement of contingent consideration related to certain acquisitions, as the Company may be required to pay additional consideration based on the achievement of certain earnings targets. Acquisition-related contingent consideration was initially measured and recorded at fair value as an element of consideration paid in connection with the acquisition. Subsequent changes in the estimated fair value of the contingent consideration that relate to events occurring subsequent to the date of the acquisition are recorded in operating income over the period in which the obligation is expected to be settled. As previously mentioned, the Company recorded a gain of $16.3 million within 2014 G&A expense due to a decline in the estimated fair value of contingent consideration. We anticipate periodic reviews of this fair value measurement and may experience increases or decreases in the measurement as our outlook changes. We anticipate that this outlook will be impacted by the anticipated performance of significant projects, which we continuously evaluate, particularly as they emerge from their start-up phases.

Conference Call

Providence will hold a conference call at 11:00 a.m. EDT (8:00 a.m. PDT/MST) Tuesday, March 17, 2015 to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com. The call is also available by dialing (877) 415-3183, or for international callers (857) 244-7326, and by using the passcode 18601508. A replay of the teleconference will be available on http://investor.provcorp.com. A replay will also be available until March 24, 2015 by dialing (888) 286-8010 or (617) 801-6888 and using passcode 52088848.

About Providence

Providence is a Tucson, Arizona-based company that provides and manages government sponsored human services, innovative global employment services, comprehensive health assessment and care management services, and non-emergency transportation services. It offers: (1) non-emergency transportation management services to state Medicaid programs, local government agencies, hospital systems, health maintenance organizations, private managed care organizations and commercial insurers, as well as to individuals with limited mobility, people with limited means of transportation, people with disabilities and Medicaid members (2) home- and community-based counseling services, which include home-based and intensive home-based counseling, workforce development, substance abuse treatment services, school support services and correctional services; (3) foster care and therapeutic foster care services; (4) case management, referral and monitoring services; (5) social improvement, employment and welfare services to various international government bodies and corporations; and (6) in-home comprehensive health assessment and care management services primarily to Medicare Advantage programs. Providence is unique in that it provides and manages its human services primarily in the client’s own home or in community based settings, rather than in hospitals or treatment facilities and provides its non-emergency transportation services clients through local transportation providers rather than an owned fleet of vehicles.

Non-GAAP Presentation

In addition to the financial results prepared in accordance with US generally accepted accounting principles (GAAP) provided throughout this press release, the Company has provided EBITDA and Adjusted EBITDA, non-GAAP measurements. Providence’s management utilizes these non-GAAP measurements as a means to measure overall operating performance and to better compare current operating results with other companies within its industry. Details of the excluded items and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measure are presented in the table below. The non-GAAP measures do not replace the presentation of our GAAP financial results. The Company has provided this supplemental non-GAAP information because the Company believes it provides meaningful comparisons of the results of Providence’s operations for the periods presented in this press release. The non-GAAP measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by some other companies.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, our continuing relationship with government entities and our ability to procure business from them, our ability to manage growing and changing operations, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

(UNAUDITED)

	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013

Service revenue	453,596	276,845	1,481,171	1,122,682

Operating expenses:
Service expense	410,383	254,694	1,338,793	1,020,051
General and administrative expense	8,692	12,368	63,635	48,633
Depreciation and amortization	12,583	3,683	29,488	14,872
Asset impairment charge	6,915	-	6,915	492
Total operating expenses	438,573	270,745	1,438,831	1,084,048
Operating income	15,023	6,100	42,340	38,634

Other (income) expense:
Interest expense, net	10,380	1,578	14,600	6,894
Loss(Gain) on foreign currency translation	26	-	(37)	-
Loss on extinguishment of debt	-	-	-	525
Income before income taxes	4,617	4,522	27,777	31,215
Provision for income taxes	(2,433)	1,165	7,502	11,777
Net income	$7,050	$3,357	$20,275	$19,438

Earnings per share:
Basic	$0.46	$0.24	$1.37	$1.44
Diluted	$0.45	$0.24	$1.35	$1.41

Weighted-average number of common shares outstanding:
Basic	15,379,414	13,763,037	14,765,303	13,499,885
Diluted	15,573,109	14,121,956	15,018,561	13,809,874

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Providence Service Corporation

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

(UNAUDITED)

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$160,406	$98,995
Accounts receivable, net of allowance of $6,034 in 2014 and $4,218 in 2013	151,344	88,315
Other receivables	6,866	6,607
Prepaid expenses and other	46,157	11,831
Restricted cash	3,807	3,772
Deferred tax assets	6,066	2,152
Total current assets	374,646	211,672
Property and equipment, net	57,148	32,709
Goodwill	355,641	113,263
Intangible assets, net	340,673	43,476
Other assets	22,373	11,681
Restricted cash, less current portion	14,764	11,957
Total assets	$1,165,245	$424,758
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term obligations	$25,188	$48,250
Note payable to related party	65,500	-
Accounts payable	48,061	3,904
Accrued expenses	121,857	52,484
Accrued transportation costs	55,492	54,962
Deferred revenue	12,245	3,687
Reinsurance liability reserve	11,115	10,778
Total current liabilities	339,458	174,065
Long-term obligations, less current portion	484,525	75,250
Other long-term liabilities	26,609	15,359
Deferred tax liabilities	93,239	9,447
Total liabilities	943,831	274,121
Commitments and contingencies
Stockholders' equity
Common stock: authorized 40,000,000 shares; $0.001 par value; 16,807,285 and 14,477,312 issued and outstanding (including treasury shares)	17	14
Additional paid-in capital	261,155	194,363
Accumulated deficit	(13,366)	(33,641)
Accumulated other comprehensive loss, net of tax	(8,756)	(1,419)
Treasury shares, at cost, 1,014,108 and 956,442 shares	(17,686)	(15,641)
Total Providence stockholders' equity	221,364	143,676
Non-controlling interest	50	6,961
Total stockholders' equity	221,414	150,637
Total liabilities and stockholders' equity	$1,165,245	$424,758

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Year ended
	December 31,
	2014	2013
Operating activities
Net income	$20,275	$19,438
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,051	7,738
Amortization	15,437	7,134
Provision for doubtful accounts	2,589	3,245
Stock based compensation	7,562	3,079
Deferred income taxes	(5,208)	(3,282)
Amortization of deferred financing costs	5,561	960
Loss on extinguishment of debt	-	525
Excess tax benefit upon exercise of stock options	(2,722)	(1,120)
Gains on remeasurement of contingent consideration	(16,314)	-
Asset impairment charge	6,915	492
Other non-cash charges	3,088	364
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(17,208)	7,186
Other receivables	327	1,199
Restricted cash	266	(141)
Prepaid expenses and other	(7,954)	(856)
Reinsurance liability reserve	3,761	(19)
Accounts payable and accrued expenses	28,483	18,863
Accrued transportation costs	530	(6,354)
Deferred revenue	(3,454)	(3,366)
Other long-term liabilities	(790)	152
Net cash provided by operating activities	55,195	55,237
Investing activities
Acquisitions, net of cash acquired	(416,986)	(989)
Purchase of property and equipment	(23,242)	(10,183)
Net increase in short-term investments	(19)	177
Restricted cash for reinsured claims losses	(3,108)	(2,848)
Net cash used in investing activities	(443,355)	(13,843)
Financing activities
Repurchase of common stock, for treasury	(524)	(547)
Proceeds from common stock issued pursuant to stock option exercise	11,019	10,069
Excess tax benefit upon exercise of stock options	2,722	1,120
Proceeds from long-term debt	501,200	76,000
Repayment of long-term debt	(48,625)	(82,500)
Debt financing costs	(12,769)	(2,082)
Capital lease payments	73	(9)
Net cash provided by financing activities	453,096	2,051
Effect of exchange rate changes on cash	(3,525)	(313)
Net change in cash	61,411	43,132
Cash at beginning of period	98,995	55,863
Cash at end of period	$160,406	$98,995

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Providence Service Corporation

The Providence Service Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013

Net income	$7,050	$3,357	$20,275	$19,438

Interest expense, net	10,380	1,578	14,600	6,894
Provision for income taxes	(2,433)	1,165	7,502	11,777
Depreciation and amortization	12,583	3,683	29,488	14,872

EBITDA	27,580	9,783	71,865	52,981

Acquisition related costs	3,827	-	11,838	-
Integration and restructuring charges	1,024	-	2,785	-
General and administrative financing costs	2,971	-	2,971	-
Ingeus acquisition related equity compensation	1,502	-	3,426	-
Loss(Gain) on foreign currency translation	26	-	(37)	-
Contingent consideration adjustments	(16,314)	-	(16,314)	-
Asset impairment charge	6,915	-	6,915	492
Payments related to retirement and termination of executive officers	-	1,277	511	1,277
Loss on extinguishment of debt	-	-	-	525

Adjusted EBITDA	$27,531	$11,060	$83,960	$55,275

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Providence Service Corporation

The Providence Service Corporation

Segment Information

(in thousands)

(Unaudited)

	For the quarter ended December 31, 2014
	NET	Human	WD	HA		Consolidated
	Services	Services	Services	Services	Corporate (a)	Total

Revenues	$243,859	$92,111	$74,295	$43,331	$-	$453,596
Depreciation and amortization	2,147	1,975	2,842	5,619	-	12,583
Operating income	14,338	(8,499)	10,041	(857)	-	15,023

	For the quarter ended December 31, 2013
	NET	Human	WD	HA		Consolidated
	Services	Services	Services	Services	Corporate (a)	Total

Revenues	$187,218	$89,627	$-	$-	$-	$276,845
Depreciation and amortization	1,861	1,822	-	-	-	3,683
Operating income	7,741	(1,641)	-	-	-	6,100

	For the year ended December 31, 2014
	NET	Human	WD	HA		Consolidated
	Services	Services	Services	Services	Corporate (a)	Total

Revenues	$884,287	$374,245	$179,308	$43,331	$-	$1,481,171
Depreciation and amortization	7,699	8,268	7,902	5,619	-	29,488
Operating income	56,804	(19,597)	5,990	(857)	-	42,340

	For the year ended December 31, 2013
	NET	Human	WD	HA		Consolidated
	Services	Services	Services	Services	Corporate (a)	Total

Revenues	$770,246	$352,436	$-	$-	$-	$1,122,682
Depreciation and amortization	7,725	7,147	-	-	-	14,872
Operating income	37,994	640	-	-	-	38,634

(a) Corporate costs have been allocated to the four operating segments.

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